Exhibit 99.01

VISTACARE REALIGNS SENIOR MANAGEMENT RESPONSIBILITIES
Company to Report Third Quarter and Fiscal 2004 Results on December 6th

SCOTTSDALE, AZ, Nov. 12, 2004 – VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced the realignment of senior management responsibilities in order to better focus on the Company’s growth and strategic initiatives. In addition, the Company announced that it will report its third quarter and fiscal 2004 results on Monday, December 6th, after the market close. The Company will host a conference call to discuss the third quarter and its fiscal 2005 outlook at 5 p.m. ET on Monday, December 6th.

Under the realignment, Carla D. Hughes, currently COO, will transition to the newly created role of Executive Vice President. In this capacity, Ms. Hughes will focus on the execution of several of the Company’s growth strategies including the development of strategic relationships and partnerships as well as potential expansion through acquisitions. Ms. Hughes will also lead the Company’s new government relations efforts, which will focus on proactively working with the Centers for Medicare and Medicaid Services (CMS) and other state and federal agencies to advocate for increased access to the hospice benefit. Richard R. Slager, President, CEO and Chairman of the Board of Directors will reassume the other day-to-day responsibilities of the COO position.

Mr. Slager stated, “While our initiatives announced earlier this year to regain growth and minimize the impact of Medicare cap have resulted in some progress, we’ve decided to increase the resources we dedicate to these two critical issues. After a thorough analysis, we concluded that realigning Carla’s and my responsibilities was the most efficient and effective way to provide the management focus we need to be successful. We believe that Carla’s extensive knowledge of our industry, our operations and the regulatory environment will strengthen our ability to successfully execute many new programs focused on growth and cap containment.”

“This realignment will allow me to focus all my energies on efforts to restore VistaCare’s growth and minimize the impact of the Medicare cap on our profitability. We have several new initiatives we are implementing and several more in the planning stage, and this realignment of responsibilities will allow me to focus on putting these important programs into practice,” said Ms. Hughes.

Conference Call Details

VistaCare will hold a conference call and webcast on Monday, December 6th, 2004 at 5:00 pm Eastern Time (2:00 pm Pacific) to discuss the Company’s third quarter results and current corporate developments. The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-275-2170 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Eastern Time on Monday, December 13th, 2004. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using the passcode 11015245#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available at www.vistacare.com.

About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements

Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “expectations” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patients’ length of stay, and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, and other factors detailed in the section identified as “Factors that May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission.

Company Contacts:	Investor Contacts:	Media Contacts:

Mark Liebner	Douglas Sherk/Jennifer Beugelmans	Chris Toth
Chief Financial Officer	EVC Group	EVC Group
(480)648-8778	(415)896-6820	(415)896-6820
ir@vistacare.com	dsherk@evcgroup.com	ctoth@evcgroup.com